Exhibit 21.1
Subsidiaries of the Registrant

Name, Jurisdiction	Relationship
Spectra Energy Partners OLP GP, LLC, Delaware	100%-owned by Spectra Energy Partners, LP
Spectra Energy Partners OLP, LP, Delaware	99.999%-owned by Spectra Energy Partners, LP
0.001%-owned by Spectra Energy Partners OLP GP, LLC
Spectra Energy Partners MHP Holding, LLC, Delaware	100%-owned by Spectra Energy Partners OLP, LP
East Tennessee Natural Gas, LLC, Tennessee	100%-owned by Spectra Energy Partners OLP, LP
Gulfstream Natural Gas System, L.L.C., Delaware	24.5%-owned by Spectra Energy Partners OLP, LP
Market Hub Partners Holding, Delaware	50%-owned by Spectra Energy Partners MHP Holding, LLC
Egan Hub Storage LLC, Delaware	100%-owned by Market Hub Partners Holding
Moss Bluff Hub, LLC, Delaware	100%-owned by Market Hub Partners Holding